NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2018
FIRST QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (April 26, 2018) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited first quarter financial results for 2018, reporting net income of $55.1 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending March 31, 2018, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 5.46 percent, the approximate daily average three-month LIBOR yield for the first quarter of 2018 plus 350 basis points. The dividend, based on average stock outstanding for the first quarter of 2018, will be paid on May 2, 2018. The board expects to follow this formula for declaring cash dividends through 2018, though a quarterly loss or a significant, adverse event or trend could cause a dividend to be suspended or reduced.

“Earnings were solid again in the first quarter due to an increase in net interest income, driven by increases in net interest spread, margin and earning assets. Our balance sheet remains stable and strong as well. We are pleased to continue to pay a dividend of three-month LIBOR plus 350 basis points, or 5.46 percent for the quarter,” said President and CEO Edward A. Hjerpe III. “We remain committed to stimulating job growth and retention, as well as economic development, in our region through our Jobs for New England (JNE) program. The Bank has disbursed $12.7 million in JNE advances to member financial institutions already this year.”

First Quarter 2018 Operating Highlights

Net income for the quarter ending March 31, 2018, was $55.1 million, compared with net income of $37.4 million for the same period in 2017. The improvement in net income for the quarter was primarily due to a $17.3 million increase in net interest income after provision for credit losses. These results led to a $6.2 million contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the quarter ending March 31, 2018, was $79.9 million, compared with $62.6 million for the same period in 2017. The $17.3 million improvement was mainly a result of a higher interest rate environment, which enabled the Bank to earn higher income on capital, as well as a higher net interest spread. This improvement was partially offset by a reduction of net interest income resulting from a $1.3 million decrease of accretion of significant improvement in projected cash flows(1) associated with previously impaired private-label mortgage backed securities, from $8.6 million in the first quarter of 2017 to $7.3 million in the first quarter of 2018.

Net interest spread was 0.42 percent for the quarter ending March 31, 2018, a six basis point increase from the same period in 2017, and net interest margin was 0.52 percent, a nine basis point increase from the same period in 2017. The increase in net interest spread reflects a 65 basis point increase in the average yield on earning assets and a 59 basis point increase in the average yield on interest-bearing liabilities. The expansion of net interest spread and net interest margin was primarily attributable to higher interest rates which led to lower premium amortization on U.S. Agency mortgage-backed securities, and a $2.3 billion increase in average earning assets. The increase in average earnings assets was primarily driven by a $1.6 billion increase in average advances.

March 31, 2018 Balance-Sheet Highlights

Total assets increased $596.2 million, or 1.0 percent, to $61.0 billion at March 31, 2018, up from $60.4 billion at year-end 2017. During the three months ended March 31, 2018, advances increased $421.8 million, or 1.1 percent, to $38.0 billion, compared with $37.6 billion at year-end 2017. The increase in advances was primarily in variable-rate advances, partially offset by a decrease in short-term fixed-rate advances.

Total investments were $18.7 billion at March 31, 2018, up from $17.9 billion at the prior year end, and investments in mortgage loans totaled $4.0 billion at March 31, 2018, an increase of $22.3 million from year-end 2017.

Mandatorily redeemable capital stock increased $190,000 to $36.1 million as of March 31, 2018, from $35.9 million as of year-end 2017. GAAP capital at March 31, 2018, was $3.3 billion, an increase of $53.4 million from year-end 2017. During 2018, capital stock increased by $40.2 million, resulting from issuance of $408.3 million of capital stock to support new advances borrowings by members offset by capital stock repurchases of $367.9 million. Total retained earnings grew to $1.3 billion during 2018, an increase of $27.2 million, or 2.1 percent, from December 31, 2017. Of this amount, restricted retained earnings totaled $278.3 million at March 31, 2018. Accumulated other comprehensive loss totaled $340.8 million at March 31, 2018, an increase of $13.9 million, or 4.3 percent, from December 31, 2017.

The Bank was in compliance with all regulatory capital ratios at March 31, 2018, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at December 31, 2017.(2)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	3/31/2018	12/31/2017	3/31/2017
ASSETS
Advances	$37,987,775	$37,565,967	$35,479,424
Investments (3)	18,730,532	17,941,614	17,215,779
Mortgage loans held for portfolio, net	4,026,998	4,004,737	3,675,598
Other assets	212,806	849,628	198,001
Total assets	$60,958,111	$60,361,946	$56,568,802

LIABILITIES
Consolidated obligations, net	$56,592,526	$56,065,529	$52,157,473
Deposits	527,832	477,069	490,268
Mandatorily redeemable capital stock	36,113	35,923	32,677
Other liabilities	483,072	518,295	542,523

CAPITAL
Class B capital stock	2,323,891	2,283,721	2,458,667
Retained earnings - unrestricted	1,057,195	1,041,033	994,011
Retained earnings - restricted (4)	278,327	267,316	236,755
Total retained earnings	1,335,522	1,308,349	1,230,766
Accumulated other comprehensive loss	(340,845)	(326,940)	(343,572)
Total capital	3,318,568	3,265,130	3,345,861
Total liabilities and capital	$60,958,111	$60,361,946	$56,568,802

Total regulatory capital-to-assets ratio	6.1%	6.0%	6.6%
Ratio of market value of equity (MVE) to par value of capital stock (5)	156%	156%	148%
Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended
	3/31/2018	12/31/2017	3/31/2017

Total interest income	$305,933	$266,747	$199,091
Total interest expense	226,022	187,177	136,587
Net interest income	79,911	79,570	62,504
Net interest income after provision for credit losses	79,902	79,518	62,555
Net other-than-temporary impairment losses on investment securities recognized in income	(79)	(36)	(418)
Litigation settlements	—	20,761	—
Other income	1,873	1,130	427
Operating expense	16,625	22,372	16,350
Other expense	3,843	3,586	4,624
AHP assessment	6,171	7,587	4,192
Net income	$55,057	$67,828	$37,398

Performance Ratios: (6)
Return on average assets	0.36%	0.45%	0.25%
Return on average equity (7)	6.65%	8.46%	4.56%
Net interest spread	0.42%	0.46%	0.36%
Net interest margin	0.52%	0.53%	0.43%

(1)
Upon subsequent evaluation of a debt security when there is no additional other-than-temporary impairment, we adjust the accretable yield on a prospective basis if there is a significant increase in the security's expected cash flows. This adjusted yield is used to calculate the amount to be recognized into income over the remaining life of the security so as to match the amount and timing of future cash flows expected to be collected. Subsequent changes in estimated cash flows that are deemed significant will change the accretable yield on a prospective basis.

(2)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 16, 2018 (the 2017 Annual Report).

(3)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(4)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20 percent of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2017 Annual Report.

(5)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2017 Annual Report.

(6)	Yields for quarterly periods are annualized.

(7)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” "continue," "maintaining" and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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